Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the 2020 Equity Compensation Plan of Just Energy Group Inc. (the “Company”) of our reports dated July 8, 2020, with respect to the consolidated statements of financial position of the Company as at March 31, 2020 and 2019, and the consolidated statements of loss, comprehensive loss, changes in shareholders’ deficit and cash flows for each of the years in the two-year period ended March 31, 2020, and the effectiveness of internal controls over financial reporting of the Company as at March 31, 2020.

/s/ Ernst & Young LLP
Toronto, Canada,	Chartered Professional Accountants
November 12, 2020	Licensed Public Accountants